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                                                                      Exhibit 99
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News                        AmSouth Bancorporation
Release                      Post Office Box 11007
                           Birmingham, Alabama 35288

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AMSOUTH


FOR IMMEDIATE RELEASE

  Contact:  Ricky Thomas (205) 307-4121
            List Underwood (205) 801-0265


AmSouth takes $53 million in fourth quarter charges primarily to reduce future interest rate risk

     BIRMINGHAM, ALABAMA, DECEMBER 15, 1994 -- AmSouth Bancorporation (NYSE:ASO) announced today that it is restructuring its balance sheet to reduce future interest rate risk and as a result will take fourth quarter charges totaling approximately $53 million, or $.57 per share.

     AmSouth chairman and chief executive officer, John W. Woods, said the company is taking these charges primarily to reduce its interest rate sensitivity in the current rising interest rate environment, particularly in view of recent very sharp increases in short-term rates. The earnings impact of recent rapid increases in interest rates has been compounded by AmSouth's acquisitions of several large thrifts over the past 12 months.

     The effect of the $.57 per share charge is to essentially offset any earnings for the fourth quarter, with earnings per share for the year now estimated to be in the $2.25 to $2.30 range.

     The sale of $369 million of selected securities from the company's available for sale portfolio will account for $29 million of the pretax charge, while interest rate swap contracts represent $17 million of the pretax charge. An additional charge of $7
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million is being taken primarily to rebuild operating reserves to levels consistent with the growth AmSouth has experienced over the course of 1994.

     The securities being sold consist of low yielding U.S. Treasury securities and U.S. agency mortgage-backed securities with both fixed and floating rates. AmSouth will reinvest proceeds from these sales in shorter-term securities.

     "We believe that this reduces our interest rate sensitivity going forward and will also have a positive impact on future earnings," Woods said.

     "Loan growth continues to be strong, and we have had great success in our recent CD promotion by raising over $850 million of longer-term deposits and adding 17,000 new customers. These new deposits also reduce our interest rate sensitivity going forward. The company is continuing to make progress on a number of revenue enhancement and expense control initiatives, the benefits of which should be realized over the next year," Woods added.

     "Our primary focus continues to be the full integration of our newly acquired Florida and northwest Georgia franchises as well as rebuilding our earnings momentum in 1995," he concluded.

     At September 30, 1994 AmSouth Bancorporation reported assets of $16.9 billion and shareholders' equity of $1.3 billion, with an equity to assets ratio of 7.82%. Net income for the nine month period ended September 30, 1994 was $125.9 million or $2.25 per share. The company operates 309 banking offices in four southeastern states: 145 banking offices in Alabama, 137 offices in Florida, 21 offices in Tennessee and six in Georgia. Bank-related affiliates include AmSouth Mortgage Company, Inc., AmSouth Investment Services, Inc., and AmSouth Leasing Corporation.


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